EXHIBIT 99.1

Sky Petroleum Appoints H. E. Sheikh Jabor Bin Yusef Bin Jassim Al-Thani to the Board of Directors

AUSTIN, Texas, October 6, 2010 (BUSINESS WIRE)—

Sky Petroleum, Inc. (OTCBB: SKPI), an oil and gas company with activities in Albania and the United Arab Emirates, is pleased to announce the appointment of His Excellency Sheikh Jabor Bin Yusef Bin Jassim Al-Thani to the Board of Directors of the company. H.E. Sheikh Jabor was appointed by the Board to fill a vacancy and will be included with management’s proposed directors for election at the company’s next annual meeting.

H.E. Sheikh Jabor is the chairman and director of several privately established companies in Qatar, which are active in industrial, commercial, representation, real-estate, energy conference and exhibition industries. H.E. Sheikh Jabor chairs the Energy and Environmental Holding, and United Group for Projects, whose subsidiary Qatar Expo hosted the Forbes CEO Middle East Forum.

Sheikh Jabor is the Chairman of insurance and reinsurance that includes two regulated entities by Qatar Financial Center Regulatory Authority (QFCRA). He also serves on the advisory board of directors of Georgetown University in Qatar.

“I am delighted to join the Board of Sky Petroleum, and strongly believe in the future growth of the company and the region,” said Sheikh Jabor.

“We are very pleased that Sheikh Jabor has agreed to join our Board, and appreciate his confidence in the company and our project in Albania,” replied Karim Jobanputra, Sky Petroleum’s chief executive officer. “Sheikh Jabor will make a strong addition to the board of directors, as he brings both regional and international experience, which will prove to be of great value to the company.”

About Sky Petroleum

Sky Petroleum (OTCBB: SKPI) is an oil and gas exploration company. Sky Petroleum's primary focus is to seek opportunities where discoveries can be appraised rapidly, and developments can be advanced either by accessing existing infrastructure, or by applying the extensive experience of established joint-venture partners. In addition, the company also plans some higher risk, higher reward exploration prospects. For additional information please visit www.skypetroleum.com.

Safe Harbor

Except for historical information, the matters set forth herein, which are forward-looking statements, involve certain risks and uncertainties that could cause actual results to differ. Potential risks and uncertainties include, but are not limited to, the competitive environment within the oil and gas industry, the extent and cost effectiveness with which Sky Petroleum is able to implement exploration and development programs in the oil and gas industry, obtaining drilling equipment on a timely fashion, commodity price risk, and the market acceptance and successful technical and economic implementation of Sky Petroleum's intended plan. Additional discussion of these and other risk factors affecting the company's business and prospects is contained in the company's periodic filings with the SEC.